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[SBL LOGO]
SECURITY BENEFIT LIFE INSURANCE COMPANY
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A Member of The Security                               700 SW Harrison St.
Benefit Group of Companies                             Topeka, Kansas 66636-0001
                                                       785-431-3000


                                             SBL VARIABLE PRODUCTS
                                             SCHEDULE OF ASSET-BASED COMMISSIONS
                                             VARIFLEX-VARIABLE ANNUITY
                                             VIVA
                                             VA III
                                             VA IV
                                             VARIFLEX(K)

Marketing Organization:
(Broker/Dealer)

Effective Date of Schedule of Asset-Based Commissions:

COMMISSIONS - This Schedule of Commissions is hereby made part of and amends the Schedule of Commissions for the above-referenced Variable Annuity products issued under Security Benefit Life Insurance Company's several Variable Annuity Accounts, and commissions payable hereunder are subject to the provisions contained in your selling agreement including, but not limited to, the SBL Variable Products Sales Agreement and/or Marketing Organization Agreement, as applicable, (hereinafter called the "Agreement") between Security Benefit Life Insurance Company and its affiliated company, Security Distributors, Inc., hereinafter jointly called "SBL" and the above-designated Broker/Dealer.

The Variflex, VIVA, VA III, VA IV and Variflex(k) variable annuity contracts are herein collectively referred to as the "SBL Variable Annuity Contracts." For purposes of this commission schedule, "commissionable assets" mean the assets held in all series of SBL Fund (except Series C) attributable to SBL Variable Annuity Contracts. An asset-based commission will be paid to Broker/Dealer on commissionable assets, provided that the Broker/Dealer maintains assets of at least $2,000,000 or at least $5,000,000 in the series of SBL Fund (including
Series C). The asset-based commission will be paid as follows. If the Broker/Dealer maintains assets of at least $2,000,000 but not more than $4,999,999, the asset based commission will be, on an annual basis, .10 percent of the commissionable assets, calculated by multiplying .00008333333 times the month-end value of such assets. If Broker/Dealer maintains assets of at least $5,000,000, the asset-based commission will be, on an annual basis, .20 percent of the commissionable assets, calculated by multiplying .00016666667 times the month-end value of such assets.

SBL will make a determination as to whether the $2,000,000 or the $5,000,000 minimum asset requirement has been met on the last business day of each month. In the event that the Broker/Dealer meets a minimum asset requirement, but subsequently falls below 80 percent of such requirement, the asset-based commission applicable to such requirement will not be paid until the assets again rise to the minimum required level. Such asset-based commissions will be paid monthly.

CHANGE - SBL reserves the right at any time, with or without notice, to change, modify or discontinue any plan of Variable Annuity or the commissions, including asset-based commissions and service fees payable thereon.

The provision titled "Vesting of Commissions" is not applicable to the asset-based commissions as Broker/Dealer's right to receive such commissions is not subject to vesting.

THIS SCHEDULE OF ASSET-BASED COMMISSIONS is made part of and amends any previous Schedule of Commissions, including any previous Schedule of Asset-Based Commissions, for the Variable Annuity products indicated as of the effective date set forth above.

SECURITY DISTRIBUTORS, INC.              SECURITY BENEFIT LIFE INSURANCE COMPANY

By:    RICHARD K RYAN                    By:    RICHARD K RYAN
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Title: President                         Title: Senior Vice President - Sales
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9130 (R11-98)                                                        32-91305-00